EXHIBIT 34.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors of VW Credit, Inc. and
Citibank, N.A., Indenture Trustee:
We have examined VW Credit, Inc’s (the Company) compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Securities and Exchange Commission’s Regulation AB for the Company’s Volkswagen Auto Lease Trust 2006-A asset backed securitization transactions except for the servicing criteria set forth in Sections 229.1122(d)(1)(ii)-(iv), 229.1122(d)(2)(vi), 229.1122(d)(4)(ix)-(xiii), and 229.1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the asset-backed securities transactions being serviced as of December 31, 2006 and for the period from August 3, 2006 (the date of issuance of the Volkswagen Auto Lease Trust 2006-A) through December 31, 2006. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed one instance of material noncompliance with servicing criteria set forth in Section 229.1122(d)(2)(i) which is applicable to the Company’s Volkswagen Auto Lease Trust 2006-A. Specifically, for the period beginning August 3, 2006 through October 29, 2006 some lease payments, mainly lease payoffs, were deposited into the collection account within three business days of receipt. Beginning October 30, 2006 the Company revised the process to ensure all lease payments were deposited into the collection account within two business days of receipt.
In our opinion, except for the material noncompliance described in the third paragraph, VW Credit, Inc. complied, in all material respects, with the aforementioned servicing criteria for the period from August 3, 2006 through December 31, 2006.
/s/ Virchow, Krause & Company, LLP
Southfield, Michigan
March 7, 2007